EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan (Amended and Restated Effective May 18, 2021) of our reports dated March 22, 2021, with respect to the consolidated financial statements and schedule of Hamilton Beach Brands Holding Company and the effectiveness of internal control over financial reporting of Hamilton Beach Brands Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

May 21, 2021